Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
MAY 2, 2008
CHEVRON REPORTS FIRST QUARTER NET INCOME OF $5.17 BILLION,
UP 10 PERCENT FROM FIRST QUARTER 2007
Increase in price of crude oil boosts upstream earnings but sharply reduces profits for downstream
     SAN RAMON, Calif., May 2, 2008 — Chevron Corporation (NYSE: CVX) today reported net income of $5.17 billion ($2.48 per share — diluted) for the first quarter 2008, compared with $4.72 billion ($2.18 per share — diluted) in the 2007 first quarter. Earnings in the 2007 period included a $700 million gain on downstream asset sales in Europe.
     Sales and other operating revenues in the first quarter 2008 were $65 billion, up from $46 billion a year earlier on higher prices for crude oil, natural gas and refined products.
Earnings Summary

	Three Months Ended
	March 31
Millions of Dollars	2008	2007

Income by Business Segment
Upstream – Exploration and Production	$5,128	$2,907
Downstream – Refining, Marketing and Transportation	252	1,623
Chemicals	43	120
All Other	(255)	65

Net Income*	$5,168	$4,715

* Includes foreign currency effects	$(45)	$(120)
     “Upstream earnings benefited from a significant increase in the price of crude oil from a year ago,” said Chairman and CEO Dave O’Reilly. “However, market conditions prevented our downstream business from fully recovering these higher costs through the price of gasoline and other refined products. Downstream results in the United States were essentially break-even in this year’s first quarter.”
     In the first quarter of this year, the company reported capital and exploratory expenditures of $5.1 billion. Common stock buybacks in the period totaled $2 billion, and earlier this week the company announced a 12 percent increase in its quarterly dividend on common stock.
     O’Reilly said continued strong cash flows from operations have enabled the funding of major development projects that are providing the foundation for the company’s growth. Scheduled for start-up this year in upstream are deepwater projects at 68 percent-owned Agbami in Nigeria and 75 percent-owned Blind Faith in the U.S. Gulf of Mexico. Total maximum oil-equivalent production is estimated at 250,000 barrels per day from Agbami within one year of start-up and 70,000 barrels per day at Blind Faith shortly
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after production begins. Also this year at the 50 percent-owned Tengizchevroil affiliate in Kazakhstan, full start-up of new facilities is expected to increase total crude-oil production capacity from 400,000 barrels per day to 540,000.
     O’Reilly also indicated milestones were achieved in recent months on other upstream projects:
•	Republic of the Congo – Confirmed start-up ahead of schedule of the 31 percent owned, partner-operated Moho Bilondo deepwater project, which is expected to reach maximum total crude-oil production of 90,000 barrels per day in 2010.

•	Thailand – Approved construction in the Gulf of Thailand of the 70 percent-owned and operated Platong Gas II project, which is designed to have a processing capacity of 420 million cubic feet of natural gas per day.

•	Australia – Announced plans to develop a new liquefied natural gas project associated with Chevron’s 100 percent-owned Wheatstone natural gas discovery.

•	Nigeria – Confirmed that the company and its partners plan to develop the 30 percent-owned and partner-operated offshore Usan Field, which is expected to have maximum total production of 180,000 barrels of crude oil per day within one year of start-up in late 2011.
UPSTREAM – EXPLORATION AND PRODUCTION
     Worldwide oil-equivalent production was 2.60 million barrels per day in the first quarter 2008, down 44,000 barrels per day from the corresponding 2007 period. Absent the impact of higher prices on cost-recovery and variable-royalty volumes under provisions of certain production contracts outside the United States, production increased slightly between periods.
     U.S. Upstream

	Three Months Ended
	March 31
Millions of Dollars	2008	2007

Income	$1,599	$796

     U.S. upstream income of $1.6 billion in the first quarter 2008 was double the amount earned in the year-ago period, driven mainly by higher prices for crude oil. Prices for natural gas also increased between periods. Partially offsetting the benefit of higher prices were increases in depreciation and operating expenses and the impact of lower production.
     The company’s average sales price per barrel of crude oil and natural gas liquids was approximately $87 in the 2008 quarter, up about $37 per barrel from a year earlier. The average price of natural gas increased $1.15 per thousand cubic feet to $7.55.
     Net oil-equivalent production of 715,000 barrels per day declined 34,000 barrels per day from the 2007 first quarter due mainly to normal field declines. The net liquids component of production was down about 5 percent to 437,000 barrels per day. Net natural gas production of 1.67 billion cubic feet per day in the 2008 quarter declined 3 percent between periods.
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     International Upstream

	Three Months Ended
	March 31
Millions of Dollars	2008	2007

Income*	$3,529	$2,111

* Includes foreign currency effects	$(167)	$(119)
     International upstream earnings of $3.5 billion increased $1.4 billion from the first quarter 2007 due primarily to higher prices for crude oil. Prices and sales volumes of natural gas were also higher between periods. Partially offsetting these benefits to income were higher operating expenses and lower crude-oil sales volumes associated with the timing of cargo liftings in certain producing regions.
     The average sales price for crude oil and natural gas liquids in the 2008 quarter was $86 per barrel, up about $35. The average price of natural gas increased 98 cents to $4.83 per thousand cubic feet.
     Net oil-equivalent production of 1.88 million barrels per day was essentially unchanged between periods. Absent the impact of higher prices on cost-recovery and variable-royalty volumes, production would have increased about 3 percent from last year’s first quarter. The net liquids component of production in the 2008 quarter was 1.26 million barrels per day, down 93,000 from a year earlier. Net natural gas production was 3.77 billion cubic feet per day, up 497 million from the 2007 first quarter.
DOWNSTREAM – REFINING, MARKETING AND TRANSPORTATION
     U.S. Downstream

	Three Months Ended
	March 31
Millions of Dollars	2008	2007

Income	$4	$350

     U.S. downstream earnings of $4 million decreased $346 million from the 2007 quarter, mainly due to lower margins on the sale of refined products. The margin decline was associated with a sharp increase in the price of crude oil that could not be fully recovered in the sales price of gasoline and other refined products.
     Refinery crude-input of 894,000 barrels per day was up 165,000 from the first quarter 2007. The improvement was primarily at the refinery in Richmond, California, which incurred planned and unplanned downtime last year. Input volumes were lower in the 2008 quarter at the refinery in Pascagoula, Mississippi, where a crude unit restarted in February of this year after an extended unplanned outage that began in August of last year.
     Refined-product sales volumes were 1.43 million barrels per day in the first quarter 2008, down 1 percent from the year-ago period, primarily due to reduced demand for gasoline and availability of fuel oil. Branded gasoline sales volumes were down 3 percent between quarters to 601,000 barrels per day.
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     International Downstream

	Three Months Ended
	March 31
Millions of Dollars	2008	2007

Income*	$248	$1,273

* Includes foreign currency effects	$111	$5
     International downstream income of $248 million in the first quarter of 2008 was down more than $1 billion from the year-ago quarter. The 2007 quarter included a $700 million gain on the sale of assets in the Netherlands. Margins on the sale of refined products were lower in most areas, due mainly to an increase in crude-oil feedstock costs. Foreign currency effects benefited earnings by $111 million in the 2008 period, compared with $5 million in the 2007 first quarter.
     Total refined-product sales volumes of 2.05 million barrels per day were 1 percent lower than last year’s first quarter. Excluding the impact of the 2007 asset sales in Europe, sales volumes were up 5 percent between quarters on increased trading activity.
     Refinery crude-input of 967,000 barrels per day was 10 percent lower than the first quarter of 2007, primarily due to the sale of the company’s interest in a Netherlands refinery.
CHEMICALS

	Three Months Ended
	March 31
Millions of Dollars	2008	2007

Income*	$43	$120

* Includes foreign currency effects	$(1)	$(1)
     Chemical operations earned $43 million in the first quarter 2008, a decline of $77 million from the year-earlier period. Approximately half of the decline was associated with environmental remediation costs at a closed manufacturing site. Earnings of the 50 percent-owned Chevron Phillips Chemical Company LLC (CPChem) and Chevron’s Oronite subsidiary also were lower between periods. CPChem margins on the sale of commodity chemicals were squeezed due to higher feedstock costs, and utility expenses increased due to higher natural-gas prices. The impact of higher operating expenses at Oronite was only partially offset by improved margins on the sale of fuel and lubricant additives.
ALL OTHER

	Three Months Ended
	March 31
Millions of Dollars	2008	2007

(Charges) Income — Net*	$(255)	$65

* Includes foreign currency effects	$12	$(5)
     All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies, and the company’s interest in Dynegy Inc. prior to its sale in May 2007.
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     Net charges in the first quarter 2008 were $255 million, compared with income of $65 million in last year’s first quarter. The variance between quarters was largely due to the absence of favorable corporate tax items in the 2007 period and an increase in corporate charges in the 2008 quarter.
CAPITAL AND EXPLORATORY EXPENDITURES
     Capital and exploratory expenditures in the first quarter 2008, including the company’s share of expenditures by affiliates, were $5.1 billion, compared with $4.1 billion in 2007. Each of the amounts included approximately $500 million for the company’s share of expenditures by affiliates, which did not require cash outlays by Chevron’s consolidated companies. Expenditures for upstream projects in the first quarter 2008 represented 84 percent of the companywide total.
# # #
NOTICE
     Chevron’s discussion of first quarter 2008 earnings with security analysts will take place on Friday, May 2, 2008, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
     Chevron will post selected second quarter 2008 interim performance data for the company and industry on its Web site on Thursday, July 10, 2008, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” section.
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates, and projections about the petroleum, chemicals, and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
     Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude oil and natural gas prices; refining margins and marketing margins; chemicals margins; actions of competitors; timing of exploration expenses; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by OPEC (Organization of Petroleum Exporting Countries); the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 32 and 33 of the company’s 2007 Annual Report on Form 10-K/A. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.
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CHEVRON CORPORATION - FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)
CONSOLIDATED STATEMENT OF INCOME
                               (unaudited)

			Three Months
			Ended March 31
		2008	2007
REVENUES AND OTHER INCOME
Sales and other operating revenues *		$64,659	$46,302
Income from equity affiliates		1,244	937
Other income		43	988

Total Revenues and Other Income		65,946	48,227

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products, operating and other expenses		48,583	33,177
Depreciation, depletion and amortization		2,215	1,963
Taxes other than on income *		5,443	5,425
Interest and debt expense		—	74
Minority interests		28	28

Total Costs and Other Deductions		56,269	40,667

Income Before Income Tax Expense		9,677	7,560
Income tax expense		4,509	2,845

NET INCOME		$5,168	$4,715

PER-SHARE OF COMMON STOCK
Net Income	- Basic	$2.50	$2.20
	- Diluted	$2.48	$2.18
Dividends		$0.58	$0.52

Weighted Average Number of Shares Outstanding (000’s)
	- Basic	2,066,420	2,145,518
	- Diluted	2,080,209	2,157,879

* Includes excise, value-added and similar taxes.		$2,537	$2,414
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CHEVRON CORPORATION - FINANCIAL REVIEW
(Millions of Dollars)
INCOME BY MAJOR OPERATING AREA
                          (unaudited)

		Three Months
		Ended March 31
	2008	2007
Upstream – Exploration and Production
United States	$1,599	$796
International	3,529	2,111

Total Exploration and Production	5,128	2,907

Downstream – Refining, Marketing and Transportation
United States	4	350
International	248	1,273

Total Refining, Marketing and Transportation	252	1,623

Chemicals	43	120
All Other (1)	(255)	65

Net Income	$5,168	$4,715

SELECTED BALANCE SHEET ACCOUNT DATA	Mar. 31, 2008	Dec. 31, 2007
	(unaudited)
Cash and Cash Equivalents	$8,208	$7,362
Marketable Securities	$473	$732
Total Assets	$152,847	$148,786
Total Debt	$6,794	$7,232
Stockholders’ Equity	$79,206	$77,088

		Three Months
CAPITAL AND EXPLORATORY EXPENDITURES(2)		Ended March 31
	2008	2007
United States
Exploration and Production	$1,451	$920
Refining, Marketing and Transportation	372	233
Chemicals	106	29
Other	123	263

Total United States	2,052	1,445

International
Exploration and Production	2,836	2,247
Refining, Marketing and Transportation	229	349
Chemicals	9	11
Other	1	3

Total International	3,075	2,610

Worldwide	$5,127	$4,055

(1)
Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies, and the company’s interest in Dynegy Inc. prior to its sale in May 2007.

(2)	Includes interest in affiliates:
	United States	$122	$32
	International	378	442

	Total	$500	$474

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CHEVRON CORPORATION - FINANCIAL REVIEW

		Three Months
		Ended March 31
	2008	2007
OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D):
United States	437	462
International	1,228	1,317

Worldwide	1,665	1,779

NET NATURAL GAS PRODUCTION (MMCF/D): (2)
United States	1,666	1,723
International	3,768	3,271

Worldwide	5,434	4,994

OTHER PRODUCTION - OIL SANDS (INTERNATIONAL) (MB/D):	28	32

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (3)
United States	715	749
International	1,884	1,894

Worldwide	2,599	2,643

SALES OF NATURAL GAS (MMCF/D):
United States	8,003	7,854
International	4,174	3,890

Worldwide	12,177	11,744

SALES OF NATURAL GAS LIQUIDS (MB/D): (4)
United States	146	140
International	133	109

Worldwide	279	249

SALES OF REFINED PRODUCTS (MB/D):
United States	1,433	1,447
International (5)	2,053	2,064

Worldwide	3,486	3,511

REFINERY INPUT (MB/D):
United States	894	729
International	967	1,070

Worldwide	1,861	1,799

(1)	Includes interest in affiliates.
(2)	Includes natural gas consumed in operations (MMCF/D):
	United States	92	69
	International	483	445
(3)
Net oil-equivalent production is the sum of net liquids production, net gas production and other produced liquids. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(4)	2007 conformed to the 2008 presentation.
(5)	Includes share of affiliate sales (MB/D):	498	475